Exhibit 99.2

ALPHA COGNITION INC.

c/o 1200 – 750 West Pender Street

Vancouver, BC V6C 2T8

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TAKE NOTICE that the annual general meeting (the “Meeting”) of holders of common shares (“Common Shares”), Class A restricted voting shares (“Restricted Shares”) and Class B Series A preferred shares (“Preferred Shares”) of Alpha Cognition Inc. (the “Company”) will be held at the offices of Morton Law LLP located at Suite 1200 – 750 West Pender Street, Vancouver, British Columbia, on Friday, September 27, 2024 at 8:00 a.m. (Pacific time) for the following purposes:

1.	to receive the audited consolidated financial statements of the Company for the financial year ended December 31, 2023, together with the auditor’s report thereon;

2.	to appoint Manning Elliott LLP, Chartered Professional Accountants, as the auditor of the Company for the ensuing year;

3.	to fix the number of directors of the Company at six (6);

4.	to elect directors to hold office for the ensuing year;

5.	to consider and, if thought advisable, to pass, with or without variation, an ordinary resolution to approve an amendment to the Articles of the Company to increase the quorum requirement for meetings of shareholders from 5% of the issued and outstanding shares entitled to be voted at the meeting to 33 1/3% of the issued and outstanding shares entitled to be voted at the meeting, as more particularly described in the accompanying management information circular (the “Information Circular”); and

6.	to transact such other business as may properly come before the Meeting or any adjournment thereof.

Accompanying this notice of meeting is the Information Circular, a form of proxy (“Proxy”) or voting instruction form (“VIF”), and a form whereby shareholders can request to be added to the Company’s supplemental mailing list. The Information Circular provides more detailed information relating to the matters to be addressed at the Meeting, and forms part of this notice.

The board of directors have fixed the close of business on August 21, 2024 as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Meeting or any adjournment or postponement thereof. A shareholder entitled to vote at the Meeting is entitled to appoint a proxyholder to attend and vote in his/her stead. If you are unable to attend the Meeting in person, please date, execute, and return the enclosed Proxy or VIF in accordance with the instructions set out in the notes to the Proxy or VIF and any accompanying information from your intermediary.

DATED at Vancouver, British Columbia, this 21st day of August, 2024.

ON BEHALF OF THE BOARD OF DIRECTORS OF ALPHA COGNITION INC.

By:	“Michael McFadden”
CEO & Director

These securityholder materials are being sent to both registered and non-registered owners of the securities. If you are a non-registered owner, and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials to you directly, the Company (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.